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Thursday, March 25, 1999

Mr. Peter Rogina
President
High Speed Network Solutions, Inc.
1 Waldron Drive
Martinsville, NJ  08836-2201

Dear Pete,

Pursuant to discussions held today between you and Summus, Ltd., we have agreed to execute an agency agreement between HSNS and Summus Ltd. For purposes of facilitating negotiations with Samsung. This agency agreement is intended to address products not incorporated within the Marketing License Agreement with HSNS has executed and for which Summus is awaiting completion of the first $750,000 payment. Both this Marketing License agreement and the agency agreement will be execute before our planned joint trip in April to Samsung in Korea. We have agreed that the agency agreement will incorporate the following business terms.

1. In the event of a conflict between the Marketing License agreement and the agency agreement, the Marketing License agreement will have precedence.

2. HSNS will receive an 18% agent's commission on revenues to Summus Limited generated, as a result of the negotiations with Samsung, and which are note otherwise covered by the Marketing License Agreement.

3. Summus will not reimburse HSNS for any direct expenses related to its participation in these negotiations or for its costs incurred in the fulfillment of its responsibilities under the agreement.

4.       The term of the agency agreement will be for 1 year.

5.       The agency agreement will solely relate to discussions with Samsung.

These terms are mutually accepted on behalf of HSNS and Summus by:


Summus, Ltd.                               High Speed Net Solutions, Inc.

/s/ Daniel E. Stansky                      /s/ Peter R. Rogina
---------------------                      --------------------------
Daniel E. Stansky COO                      Peter R. Rogina, President